Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of February 9, 2004, among Concerto Software, Inc., a Delaware corporation (“Concerto”), Melita International, Inc., a Delaware corporation (“Melita”, and together with Concerto, the “Company”), and James D. Foy (“Executive”). This Agreement shall only become effective (the “Effective Date”) upon the consummation of the transactions (the “Merger”) contemplated pursuant to that certain Agreement and Plan of Merger, dated as of October 7, 2003 (the “Merger Agreement”), by and among Concerto, Bach Merger Sub, Inc., a Delaware corporation, and Melita International Ltd., a Cayman Islands company. Following the consummation of the Merger, Concerto will be an indirect, wholly-owned subsidiary of Topco (as defined below).

The Company and Executive desire to enter into this Agreement to provide the terms on which Executive will serve as the President and Chief Executive Officer of Concerto, New Melita Topco Ltd., a Cayman Islands company (“Topco”), and Melita. Topco and Executive are also, on or about the date hereof, entering into separate agreements (as the same may be amended, modified or supplemented from time to time, the “Equity Agreements”) pursuant to which (i) Topco will sell, and Executive will purchase, certain shares of Topco’s capital stock and (ii) Topco will grant Executive certain options to purchase Topco’s capital stock.

The parties hereto agree as follows:

1. Employment. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 4 hereof (the “Employment Period”).

2. Position and Duties.

(a) During the Employment Period, Executive will serve as the President and Chief Executive Officer of the Company and Topco. Executive will have the normal duties, responsibilities and authority of an executive nature consistent with the title of President and Chief Executive Officer, subject to the overall direction and authority of each of the aforementioned companies’ board of directors. Concerto’s Board of Directors is hereinafter referred to as the “Board.”

(b) Executive will report to the Board, and Executive will devote his reasonable best efforts and his full business time and attention to the business and affairs of Topco and its Subsidiaries; provided that nothing in this Section 2(b) will prohibit Executive from devoting a reasonable amount of time to directorships and charitable or other activities. Executive will perform his duties and responsibilities to Topco and its Subsidiaries hereunder to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

(c) For purposes of this Agreement, “Subsidiaries” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by Topco, directly or through one or more Subsidiaries.

3. Base Salary and Benefits.

(a) During the Employment Period, Executive’s base salary will be $400,000 per annum and will be subject to review for potential increase by the Board on an annual basis (the “Base Salary”), which salary will be payable in regular installments in accordance with the Company’s general payroll practices and will be subject to customary withholding.

(b) During the Employment Period, Executive will be entitled to participate in all of the Company’s employee benefit programs for which senior executive employees of the Company are generally eligible in accordance with the terms and conditions of such programs as the same may be amended or modified from time to time. Such benefits shall at least be comparable, in the aggregate, to the current package of benefits offered to Executive by Concerto, including (i) health insurance, (ii) term life insurance, (iii) disability insurance, (iv) 401(k), with Company match (to the extent offered by the Company) and (v) a vacation program for senior management identical to that currently offered by Concerto.

(c) The Company will reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(d) During the Employment Period, Executive will be eligible to earn an annual target performance bonus. For the year ended December 31, 2003, the amount of Executive’s annual target performance bonus will be determined based upon Concerto’s actual performance measured against the bonus targets set forth in the Concerto Software, Inc. 2003 Bonus Plan (the “Bonus Plan”). For calendar years 2004 and thereafter, the amount of Executive’s potential annual target performance bonus and the specific bonus targets therefor will be developed by using the Bonus Plan as a conceptual framework therefor; provided that in no event will future bonus potential amounts be less than such amounts set forth in the Bonus Plan (the “Bonus Objectives”). The Bonus Objectives will be set forth in a written bonus plan adopted annually by the Board in consultation with the Company’s senior management. For calendar year 2004, such written bonus plan will be adopted no later than March 31, 2004. For each calendar year thereafter, such written bonus plan will be adopted in connection with the Company’s annual budgeting process.

4. Term.

(a) The Employment Period will commence as of the Effective Date and (i) will terminate upon Executive’s resignation (with or without Good Reason, as defined in Section 4(h) below; it being agreed that in the case of Executive’s resignation without Good Reason, Executive shall provide the Company not less than 60 days written notice prior to the effective date of any such resignation), a Change of Control Termination (as defined in Section 4(j) below), death or Disability (as defined in Section 4(f) below) and (ii) may be terminated by the Company at any time for Cause (as defined in Section 4(g) below) or without Cause.

(b) Subject to the other terms and conditions of this Section 4(b), if the Employment Period is terminated (1) by the Company without Cause, (2) upon Executive’s resignation with Good Reason or (3) upon a Change of Control Termination, in any case during the term of this Agreement, Executive will be entitled to receive (i) his Base Salary described in Section 3(a) above and continuation of health benefits and insurance premiums (on the same basis as if Executive still remained employed by the Company), in each case during the eighteen (18) month period immediately following any such termination and (ii) an amount equal to Executive’s cash bonus earned pursuant to Section 3(d) for the calendar year immediately preceding any such termination. Any such amounts payable under this Section 4(b) will be payable at such times as such amounts would have been payable had Executive’s employment not been terminated. Notwithstanding anything in this Agreement to the contrary, the Company will have no obligation to pay any amounts payable under this Section 4(b) during such times as Executive is in breach of Sections 5, 6 or 7 hereof. As a condition to the Company’s obligations (if any) to make the payments described in this Section 4(b), Executive will execute and deliver a general release in form and substance reasonably satisfactory to the Company. Such release will not require Executive to release any rights with respect to his equity ownership of Topco.

(c) If the Employment Period is terminated for any other reason, including, without limitation, (1) by the Company for Cause or (2) by Executive’s resignation without Good Reason, death or Disability, Executive will be entitled only to receive his Base Salary through the date of termination.

(d) If, following the fourth anniversary of the Effective Date, Executive resigns without Good Reason and Executive does not then Participate (as defined in Section 7(b) below) in a Competitive Business (as defined in Section 7(b) below), then at Executive’s option, he may elect to serve as a consultant to the Company on the following terms: (i) monthly consulting payments of $8,334; (ii) continuation of health benefits and insurance premiums (on the same basis as if Executive remained employed by the Company) during the term of Executive’s consultancy and during the 18 month period immediately thereafter; (iii) an initial term of one year immediately following Executive’s resignation; provided that (A) the term of the Executive’s consulting arrangement shall automatically renew for successive one year periods, unless either Executive or the Company provides the other party with written notice (no later than 30 days prior to the expiration of the initial one year term or any renewal thereof) of such party’s intention not to renew the term of the Executive’s consulting arrangement and (B) the term of the Executive’s consulting arrangement shall automatically terminate in the event that Executive Participates in a Competitive Business during the term of his consultancy; and (iv) Executive shall file all tax returns and reports required to be filed by him as a result of such consulting relationship on the basis that Executive is an independent contractor rather than an employee.

(e) Except as otherwise expressly provided in Section 4(b) and Section 4(d) above, all of Executive’s rights to salary, bonuses, fringe benefits and other compensation hereunder (if any) which accrue or become payable after the termination of the Employment Period will cease upon such termination. The Company may offset any amounts Executive owes Topco or its Subsidiaries that are then due against any amounts the Company owes Executive hereunder. Executive’s termination of employment with the Company for any reason shall be deemed to automatically remove Executive, without further action, from any and all offices held by Executive with Topco or any of it Subsidiaries (including, without limitation, any office as a member of the board of directors of Topco or any of its Subsidiaries).

(f) For purposes of this Agreement, “Disability” (i) means any physical or mental incapacitation which results in Executive’s inability to perform his duties and responsibilities for the Company for a total of 120 consecutive days during any twelve-month period or a total of 180 non-consecutive days during any twelve-month period, as determined by the Board in its good faith judgment and (ii) will be deemed to have occurred on the 120th consecutive day or 180th non-consecutive day, as the case may be, of such inability to perform.

(g) For purposes of this Agreement, “Cause” means (i) conviction or entering a plea of guilty or nolo contendere to any felony or any other act or omission involving dishonesty, disloyalty or fraud with respect to Topco or any of its Subsidiaries or any of their customers, suppliers or other material business relations that is materially injurious to Topco or its Subsidiaries, (ii) substantial and repeated willful failure to perform duties as reasonably directed by the Board, (iii) gross negligence or willful misconduct with respect to Topco or any of its Subsidiaries or (iv) any other material breach of this Agreement; provided that in the case of this clause (iv) only, “Cause” shall not exist unless any such material breach is not fully corrected prior to the expiration of the thirty (30) calendar day period following delivery to Executive of the Company’s written notice of its intent to terminate his employment for Cause describing the basis therefor in reasonable detail.

(h) For purposes of this Agreement, “Good Reason” means Executive resigns his employment with the Company as a result of one or more of the following reasons: (i) the Company reduces the amount of Executive’s Base Salary or bonus potential or otherwise materially breaches this Agreement, (ii) the Company implements a material diminution or material adverse alteration of Executive’s duties or responsibilities for the Company (except during periods when Executive is unable to perform all or substantially all of Executive’s duties or responsibilities as a result of Executive’s illness (either physical or mental) or other incapacity), (iii) the Company changes Executive’s principal place of business to a location more than 50 miles from his current principal place of business; provided that Executive must deliver the Company written notice of his resignation for Good Reason no later than 60 days after the occurrence of any such event in order for Executive’s resignation with Good Reason to be effective hereunder and such resignation will not be effective until the 60th day following receipt of such written notice by the Company.

(i) For purposes of this Agreement, “Change of Control” means (i) any sale or transfer by Topco or its Subsidiaries of all or substantially all of their assets on a consolidated basis (for purposes hereof, “all or substantially all” shall have the meaning given to such term under Delaware law), (ii) any consolidation, merger or other reorganization of Topco with or into any other entity or entities as a result of which (A) any person or group other than investment funds managed by Golden Gate Capital and/or investment funds managed by Oak Investment Partners obtains possession of the voting power (under ordinary circumstances) to elect a majority of the surviving corporation’s board of directors or (B) investment funds managed by Golden Gate Capital and/or investment funds managed by Oak Investment Partners cease to own, collectively, at least 20% (by value) of the surviving corporation’s shares of capital stock or (iii) any sale or transfer to any third party of shares of Topco’s capital stock by the holders thereof as a result of which (A) any person or group other than investment funds managed by Golden Gate Capital and/or investment funds managed by Oak Investment Partners obtains possession of the voting power (under ordinary circumstances) to elect a majority of the board of directors or (B) investment funds managed by Golden Gate Capital and/or investment funds managed by Oak Investment Partners cease to own, collectively, at least 20% (by value) of Topco’s shares of capital stock.

(j) For purposes of this Agreement, “Change of Control Termination” means (i) Executive has notified the Company, in writing, of his intent to resign his employment with the Company concurrent with the consummation of a Change of Control, (ii) Executive delivers such written notice to the Company effective as of or prior to the consummation of such Change of Control and (iii) Executive does in fact resign effective as of the consummation of such Change of Control.

5. Confidential Information. Executive acknowledges that the information, observations and data (including, without limitation, trade secrets, know-how, research and product plans, customer lists, software, inventions, processes, formulas, technology, designs, drawings, specifications, marketing and advertising materials, distribution and sales methods and systems, sales and profit figures and other technical and business information) concerning the business or affairs of Topco or any of its Subsidiaries obtained by him while employed by the Company or while serving as a director of Topco or any of its Subsidiaries (“Confidential Information”) are the property of Topco or such Subsidiary. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act. Executive will deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) to the extent containing Confidential Information, Work Product (as defined in Section 6 below) or the business of Topco or any of its Subsidiaries which he may then possess or have under his control.

6. Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to Topco’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company (“Work Product”) belong to Topco or such Subsidiary. Executive shall promptly disclose such Work Product to the Board and perform all actions requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

7. Noncompete; Non-Solicitation.

(a) Each of the parties hereto acknowledges and agrees that Topco and its Subsidiaries are engaged in the business of providing contact center solutions that help companies more effectively manage customer interactions via voice, email, the Web and facsimile throughout the world. Executive possesses extensive knowledge and proprietary information with respect to the Company and its Subsidiaries, which, if disclosed or made available to the Company’s competitors, would have a material adverse effect on Topco and its Subsidiaries, and Executive has been responsible for the creation of goodwill inherent in the Company and its Subsidiaries. Upon the consummation of the Merger, (i) Executive will sell, exchange or otherwise dispose of all of his equity interests in the Company and (ii) Executive will receive a substantial amount of consideration in connection therewith. Executive shall execute and deliver this Agreement for the purpose of preserving for Topco’s and its Subsidiaries’ benefit the goodwill, Confidential Information, Work Product, proprietary rights and going concern value of Topco and its Subsidiaries, and to protect Topco’s and its Subsidiaries’ business opportunities.

(b) In order to protect the value of the capital stock of the Company acquired pursuant to the Merger Agreement (including the goodwill, Confidential Information and Work Product of the Company and its Subsidiaries) and in further consideration of the compensation to be paid to Executive hereunder and the equity compensation to be paid Executive pursuant to the Equity Agreements, Executive agrees that during the Employment Period and during any period of time in which the Company is making payments to Executive pursuant to Section 4(b) of this Agreement or pursuant to Section 4(d) of this Agreement (the “Noncompete Period”), he will not, either directly or indirectly, for himself or any other person or entity (i) induce or attempt to induce any employee of Topco or any of its Subsidiaries to leave the employ of Topco or such Subsidiary, or in any way interfere with the relationship between Topco or any Subsidiary and any employee thereof, (ii) hire any person who is (or in the case of a former employee, was an employee of Topco or any Subsidiary at any time during the 180 day period prior to any attempted hiring by Executive) an employee of Topco or any Subsidiary, (iii) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of Topco or any Subsidiary to cease doing business with Topco or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or business relation and Topco or any Subsidiary (including, without limitation, making any negative statements or communications about Topco or its Subsidiaries) or (iv) Participate in any Competitive Business in the United States, the United Kingdom, Germany, Singapore, India, China or in any other geographical area in which Topco or any of its Subsidiaries conduct business. “Participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, executive, franchisor, franchisee, creditor, owner or otherwise; provided that the foregoing activities shall not include the passive ownership (i.e., Executive does not directly or indirectly participate in the business or management of the applicable entity) of less than 5% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange. “Competitive Business” means any business in the world directly or indirectly competing with the business of Topco or its Subsidiaries, as such businesses exist (including any products or services Topco or any of its Subsidiaries are then currently actively in the process of developing or planning for) as of the later of (A) the termination of the Employment Period and (B) the termination of Executive’s consulting services under Section 4(d) of this Agreement.

(c) Executive agrees that the aforementioned covenant contained in Section 7(b) is reasonable with respect to its duration, geographical area and scope. In particular, Executive acknowledges and agrees that Topco and its Subsidiaries conduct their businesses on a worldwide basis and that the geographic scope of the covenant contained in Section 7(b) is necessary to protect the goodwill and Confidential Information of Topco and its Subsidiaries. Executive further acknowledges that the restrictions contained in Section 7(b) do not impose an undue hardship on him due to the fact that (i) he has general business skills which may be used in industries other than those in which each of Topco and its Subsidiaries conduct their businesses and do not deprive Executive of his livelihood and (ii) in connection with the transactions contemplated by the Merger Agreement, Executive has received substantial amounts of consideration which will enable Executive to conduct business in businesses other than those in which each of Topco and its Subsidiaries conduct their businesses. Executive agrees that the covenants made in Section 7(b) shall be construed as agreements independent of any other provision(s) of this Agreement and shall survive any order of a court terminating any other provision(s) of this Agreement.

(d) If, at the time of enforcement of Sections 5, 6 or 7 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

(e) Because Executive’s services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages may not be an adequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event a court determines that Executive breached or violated this Section 7, the Noncompete Period will be extended by a period equal to the lesser of (i) the pendency of such breach and (ii) the remaining portion of the Noncompete Period prior to the first occurrence of such breach. Executive agrees that the restrictions contained in Sections 5, 6 and 7 are reasonable.

8. Additional Acknowledgments. Executive acknowledges that the provisions of Sections 5, 6 and 7 are in consideration of: (i) employment with the Company and (ii) additional good and valuable consideration as set forth in this Agreement and the Equity Agreements. Executive expressly agrees and acknowledges that the restrictions contained in Sections 5, 6 and 7 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement.

9. Other Businesses. As long as Executive is employed by the Company, Executive agrees that he will not, except with the express written consent of the Board, become engaged in, render services for, or permit his name to be used in connection with any business other than the business of Topco or any of its Subsidiaries.

10. Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

11. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

James D. Foy

c/o Concerto Software, Inc.

6 Technology Park Drive

Westford, MA 01886

Notices to the Company:

Concerto Software, Inc.

Melita International Inc.

6 Technology Park Drive

Westford, MA 01886

Attention: Board of Directors

With a copy to:

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

Attention: Gary M. Holihan

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

12. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. In the event that any ruling of any court or governmental authority calls into question the validity of any portion of this Agreement, the parties hereto shall consult with each other concerning such matters and shall negotiate in good faith a modification to this Agreement which would obviate any such questions as to validity while preserving, to the extent possible, the intent of the parties and the economic and other benefits of this Agreement and the portion thereof whose validity is called into question.

13. Complete Agreement. This Agreement and the Equity Agreements embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, that certain Outline of Principal Terms for Management Arrangements with Newco, dated October 7, 2003, among Topco, Executive, Ralph Breslauer and Michael Provenzano.

14 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

15. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

16. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Board. Topco and each of its Subsidiaries are intended third party beneficiaries of this Agreement.

17. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the schedules hereto shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to any choice of law or conflict of law rules or provisions (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts. Each party hereto submits to the co-exclusive jurisdiction of the United States District Court for Massachusetts, and of any Massachusetts state court sitting in Boston, Massachusetts over any lawsuit under this Agreement and waives any objection based on venue or forum non conveniens with respect to any action instituted therein.

18. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Board and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

19. Certain Tax Matters.

(a) Each of Executive and the Company acknowledges and agrees that no payments to be made pursuant to this Agreement or the Equity Agreements are intended to be “parachute payments” (as defined in the Internal Revenue Code of 1986, as amended (the “Code”) § 280G(b)(2)). In furtherance of such intention, each of Executive and the Company acknowledges and agrees that the arrangements and payments contemplated in this Agreement and in the Equity Agreements have been approved in accordance with the private company exception set forth in Code § 280G(b)(5)(ii), since (i) none of the stock of Topco or any of its Subsidiaries is readily tradeable on an established securities market or otherwise, (ii) such payments were approved by a vote of persons who owned more than 75% of the voting power of all outstanding stock of Topco and the Company, (iii) there was adequate disclosure to shareholders of Topco and the Company of all material facts concerning all payments which (but for the application of Code § 280G(b)(5)(ii)) might be parachute payments and (iv) prior to the shareholder vote taken in clause (ii) above, Executive agreed to give up his right to receive any potential parachute payments (consisting of severance payments and benefits described in Section 4(b) of this Agreement and the accelerated vesting of Executive’s equity described in the Equity Agreements).

(b) Notwithstanding the intention of Executive and the Company set forth in Section 19(a), if at any time it is determined (as hereafter provided) that any payment by Topco or the Company to Executive, whether pursuant to the terms of this Agreement or the lapse or termination of any vesting restriction set forth in the Equity Agreements (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code by reason of being “contingent on a change in ownership or control” of Topco or the Company, within the meaning of Section 280G of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(c) Subject to the provisions of Section 19(d), all determinations required to be made under this Section 19, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent auditors (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from the Company that there has been a Payment. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 19, shall be paid by the Company to Executive not later than the due date for the payment of any Excise Tax. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 19(d) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to Executive.

(d) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i) provide the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company,

(iii) cooperate with the Company in good faith in order to effectively contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred by the Company in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such contest. Without limiting the foregoing provisions of this Section 19(d), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(e) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 19(d), Executive becomes entitled to receive any refund with respect to such claim, Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon, but after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 19(d), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days immediately following such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

20. Termination of Existing Agreements. From and after the Effective Date, each of the Company and Executive agrees that neither the Company nor Executive will have any further liability or obligations pursuant to the Severance Agreement, by and between the Davox Corporation and James D. Foy, dated September 4, 2001, as the same may have been amended or otherwise modified from time to time (the “Terminated Agreement”). Except for the Terminated Agreement, this Agreement and the Equity Agreements, Executive represents and warrants that neither he nor any of his affiliates is party to any employment agreement, compensation agreement, severance agreement or any agreement regarding the payment of any bonus (whether upon the change in control of any person or entity or otherwise) or other employee benefit of any kind (other than those generally made available to all employees of the Company) with the Company or any of its affiliates.

21. Expenses. As of the Effective Date, the Company agrees to pay all reasonable out-of-pocket attorney fees and expenses incurred by each of Executive, Ralph Breslauer and Michael Provenzano in connection with the creation, execution and delivery of this Agreement and the Equity Agreements and similar agreements for Messrs. Breslauer and Provenzano.

*  *  *  *  *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CONCERTO SOFTWARE, INC.

By:	/s/ Illegible
Its:

MELITA INTERNATIONAL INC.

By:	/s/ Prescott Ashe
Its:

/s/ James D. Foy
James D. Foy